Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

CoBiz Financial Inc.

We consent to the incorporation by reference in this  Registration Statement on Form S-3 of  CoBiz Financial Inc. and Subsidiaries of our report dated February 15, 2013 on the 2012 consolidated financial statements of CoBiz Financial Inc. and Subsidiaries , and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of CoBiz Financial Inc. and Subsidiaries for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
August 2, 2013